Exhibit 23.2

Consent of  Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hilb, Rogal and Hamilton Company d/b/a Hilb Rogal & Hobbs Company (the "Company") for the registration of 2,000,000 shares of common stock, no par value, of the Company, pertaining to the Hilb, Rogal and Hamilton Company 2000 Stock Incentive Plan, of our report dated February 10, 2003 with respect to the consolidated financial statements and schedule of Hilb, Rogal and Hamilton Company included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

November 17, 2003